Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this "Amendment") is executed effective as of October 12, 2012 (the "Effective Date"), between FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and EMCARE, INC., a Delaware corporation ("Tenant").

W I T N E S S E T H:

A.     Landlord and Tenant have heretofore entered into that certain Office Lease Agreement (the "Original Lease"), dated March 15, 2012 covering certain space (the "Original Premises") in the Building (as defined in the Lease) known as Galleria North Tower I, 13737 Noel Road, Dallas, Texas 75240.

B.     Landlord and Tenant desire to amend the Original Lease subject to and upon the terms and conditions hereof. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given them in the Original Lease, as modified by this Amendment.

C.     The Original Lease, as modified by this Amendment, is hereinafter referred to as the "Lease."

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements set forth hereinbelow, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each of the parties hereto, the undersigned Landlord and Tenant do hereby covenant and agree as follows:

1.     Addition of Leased Space and Option.

a.     Landlord and Tenant have agreed to expand the Premises to include certain space shown on Exhibit "B-1" hereto containing 12,282 square feet of Rentable Area on the thirteenth floor of the Building (the "13th Floor Expansion Space") as of February 1, 2013 (the "2/2013 Commencement Date"). In addition, Landlord hereby grants to Tenant the right and option (the "Option") to elect to further expand the Premises to include, in addition to the 13th Floor Expansion Space, certain space to be determined in a subsequent amendment (the "Second Amendment") containing no less than 12,000 square feet of Rentable Area on the twelfth floor of the Building (the "12th Floor Expansion Space"). Upon Tenant exercising its Option, Landlord and Tenant will mutually and reasonably agree upon the exact location of the 12th Floor Expansion Space, which will be located on the north side of the floor with elevator exposure, and the square footage will be confirmed by Landlord's architect after Tenant's architect has created the final space plan for the 12th Floor Expansion Space. If the Option is timely exercised, the lease for the 12th Floor Expansion Space shall commence on the 2/2013 Commencement Date and the lease of the 13th Floor Expansion Space shall commence on January 1, 2014 ("1/2014 Commencement Date"). Tenant must exercise the Option by giving written notice of its election to Landlord on or before 5:00 p.m. Central Time on November 15, 2012 or the Option shall

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

automatically terminate and be of no further force or effect. Time is of the essence with respect to the exercise of the Option. The 13th Floor Expansion Space, if the Option is not timely exercised, or the 13th Floor Expansion Space and the 12th Floor Expansion Space, if the Option is timely exercised, will hereinafter be referred to as the "Expansion Space". Upon Tenant exercising its Option, the expansion onto the 13th floor will be irrevocable and the Second Amendment will be created by Landlord within ten (10) days of Tenant's written notice to Landlord of its exercise of such Option, to document the 12th Floor Expansion Space, such Second Amendment to be executed by Tenant no later than November 26, 2012.

b.     If the Option is not timely exercised, then beginning on the 2/2013 Commencement Date (i) all references in the Lease to the "Premises," including the definition in Section 1 of the Lease, shall include the 13th Floor Expansion Space; (ii) all references in the Lease to the "Rentable Area of the Premises," including the definition set forth in Section 1 of the Lease, shall mean 95,254 square feet of Rentable Area; (iii) Exhibit "B" attached to the Original Lease is further modified by the addition of the floor plan shown on Exhibit "B-1" hereto; and (iv) except as specifically modified by the terms of this Amendment, the terms and provisions of the Original Lease shall apply to the 13th Floor Expansion Space and Tenant's use and occupancy thereof.

c.     If the Option is timely exercised, then

i.     beginning on the 2/2013 Commencement Date (i) all references in the Lease to the "Premises," including the definition in Section 1 of the Lease, shall include the 12th Floor Expansion Space; (ii) all references in the Lease to the "Rentable Area of the Premises," including the definition set forth in Section 1 of the Lease, shall be adjusted in the Second Amendment to include the square feet of Rentable Area for the 12th Floor Expansion Space (Rentable Area of the Premises is estimated to be approximately 94,972 square feet; however, this 12th Floor Expansion Space square footage amount will be confirmed through the space planning process as outlined in 1 a. above; (iii) Exhibit "B" attached to the Original Lease will be modified by the addition of an additional floor plan shown in the Second Amendment; and (iv) except as specifically modified by the terms of this Amendment, the terms and provisions of the Original Lease shall apply to the 12th Floor Expansion Space and Tenant's use and occupancy thereof; and

ii.     beginning on the 1/2014 Commencement Date (i) all references in the Lease to the "Premises," including the definition in Section 1 of the Lease, shall be expanded to include the 13th Floor Expansion Space; (ii) all references in the Lease to the "Rentable Area of the Premises," including the definition set forth in Section 1 of the Lease, shall be adjusted in a Second Amendment to include the square feet of Rentable Area for the 12th Floor Expansion Space and the 13th Floor Expansion Space (Rentable Area of the Premises is estimated to be approximately 107,254 square feet); (iii) Exhibit "B" attached to the Original Lease will be further modified by the addition of the floor plan shown in an Exhibit to the Second Amendment; and (iv) except as specifically modified by

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

the terms of this Amendment, the terms and provisions of the Original Lease shall apply to the 12th Floor Expansion Space and the 13th Floor Expansion Space and Tenant's use and occupancy thereof, other than Base Rent and Tenant Improvement Allowances which are outlined herein; and

2.  Grant. Effective as of the Expansion Commencement Date, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Expansion Space, all upon and subject to the terms and conditions of the Lease.

3.  Adjustment in Base Rental.  From and after Expansion Commencement Date, in addition to Base Rental provided for in the Lease, Tenant shall also pay Base Rental for 12th Floor Expansion Space and / or 13th Floor Expansion Space as follows:

a.     If the Option is not timely exercised, Base Rental shall be:

Lease Months [commencing February 1, 2013]	Annual Base Rental Rate Per RSF	Annual Base Rental [based on 12,282 RSF on the 13th Floor]	Monthly Installments	Additional Charge to Base Rental
1 through 23	$19.50	$239,499.00	$19,958.25	+ Electricity
24 through 32	$0.00	$0.00	$0.00	+Electricity
33 through 41	$19.50	$239,499.00	$19,958.25	+Electricity
42 through 71	$21.50	$264,063.00	$22,005.25	+Electricity
72 through 101	$23.50	$288,627.00	$24,052.25	+Electricity
102 through 132	$25.50	$313,191.00	$26,099.25	+Electricity

OR

b.     If the Option is timely exercised, Base Rental shall be the sum of the Base Rental for the 12th Floor Expansion Space and Electricity and the Base Rental for the 13th Floor Expansion Area and Electricity, as follows:

Lease Months [commencing February 1, 2013]	Annual Base Rental Rate Per RSF	Annual Base Rental [based on estimated 12,000 RSF on the 12th Floor (See Note 1 below ]	Monthly Installments [based on estimated 12,000 RSF on the 12th Floor (See Note 1 below ]	Additional Charge to Base Rental
1 through 23	$19.50	$234,000.00	$19,500.00	+ Electricity
24 through 32	$0.00	$0.00	$0.00	+Electricity
33 through 41	$19.50	$234,000.00	$19,500.00	+Electricity
42 through 71	$21.50	$258,000.00	$21,500.00	+Electricity
72 through 101	$23.50	$282,000.00	$23,500.00	+Electricity
102 through 132	$25.50	$306,000.00	$25,500.00	+Electricity

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

Note 1: The exact 12th floor RSF will be determined in accordance with 1.a. above. Upon finalizing the actual RSF number, the Base Rent numbers will be adjusted in the Second Amendment.

Lease Months [commencing January 1, 2014]	Annual Base Rental Rate Per RSF	Annual Base Rental [based on 12,282 RSF on the 13th Floor ]	Monthly Installments	Additional Charge to Base Rental
1 through 12	$19.50	$239,499.00	$19,958.25	+ Electricity
13 through 18	$0.00	$0.00	$0.00	+Electricity
19 through 30	$19.50	$239,499.00	$19,958.25	+Electricity
31 through 60	$21.50	$264,063.00	$22,005.25	+Electricity
61 through 90	$23.50	$288,627.00	$24,052.25	+Electricity
91 through 121	$25.50	$313,191.00	$26,099.25	+Electricity

Tenant agrees to pay to Landlord the additional Base Rental and electricity described above as otherwise provided in the Lease.

4.   Tenant's Share of Basic Operating Costs. On the 2/2013 Commencement Date, Tenant's Share with respect to Building Operating Costs, shall be adjusted to be an amount determined by dividing by the Rentable Area of the Building into the Rentable Area of the Premises, including the additional Rentable Area contained in the Expansion Space on such date. If the Option is timely exercised, on the 1/2014 Commencement Date, Tenant's Share with respect to Building Operating Costs, shall be further adjusted to be an amount determined by dividing the Rentable Area of the Building into the Rentable Area of the Premises, including the additional Rentable Area contained in the Expansion Space on such date. The Second Amendment will reflect the actual percentages for Tenant's Share of Basic Operating Costs. The "Base Year" for the Expansion Space shall be the calendar year in which the Commencement Date for the Expansion Space, or the respective Commencement Dates for each portion of the Expansion Space, if the Option is exercised, occurs.

5.   Condition of Premises and Tenant Improvements. Landlord and Tenant agree that Tenant will accept the Expansion Space on an "AS IS, WHERE IS" basis as of the Expansion Commencement Date, and Tenant, by its signature below, accepts the Expansion Space on such terms.

6.   Termination of Right of First Refusal and Right of First Offer. Effective on the date of this Amendment, Exhibit "H" to the Lease is hereby amended and restated in its entirety and superseded by Exhibit "H-1" hereto.

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

7.   Temporary Space. In consideration for Tenant's agreement to lease the Expansion Space, Landlord hereby leases to and Tenant hereby leases from Landlord certain space on the 14th Floor of the Building more described on Exhibit "B-2" hereto (the "Temporary Space") for a period of time commencing on the date of this Amendment and ending on March 14, 2013. Tenant is not obligated to pay any additional Rent for the Temporary Space but Tenant shall pay for all electricity and costs associated with cleaning and janitorial services furnished to the entire 14th floor, which includes the Temporary Space, in accordance with the requirements of the Lease. All of the terms of the Lease shall apply to the Temporary Space as if the Temporary Space was part of the Premises except Tenant shall not have the right to (i) make any alterations, additions or improvements to the Temporary Space, or (ii) assign or sublet its rights and interests in the Temporary Space. Tenant has inspected the Temporary Space and confirms to Landlord that it is satisfactory and accepts the Temporary Space on an "AS IS, WHERE IS" basis.

8.   Letter of Credit. Within five (5) business days of Tenant's execution and delivery of this Amendment and as a condition to the effectiveness of this Amendment, Tenant shall deliver to Landlord a Letter of Credit in a face amount equal to the Adjusted Amount and otherwise in full compliance with the requirements of the Lease, including specifically Section 8 of the Lease and Exhibit "K" to the Lease. The term "Adjusted Amount" shall mean $1,180,000.00 unless Tenant timely exercises the Option, in which case the Adjusted Amount shall be $1,325,000.00. So long as no Event of Default has occurred and is continuing, beginning on December 1, 2013, the Security Deposit and continuing on each the next succeeding three anniversary dates of the Lease, will reduce by an amount equal to one-fourth (1/4) of the face amount of the Adjusted Amount. Tenant shall have the right to effect such reduction by substituting a new Letter of Credit in the reduced face amount so long as such Letter of Credit is otherwise in the form required by this Lease. Tenant acknowledges that if Tenant fails to timely cause the expiry date of the Letter of Credit (subject to the reduction of the Letter of Credit and Security Deposit as provided below) to be extended for a period of at least one (1) year thirty (30) days prior to the then applicable expiry date, Landlord shall have the right to present the Letter of Credit for payment in the full amount available under the Letter of Credit and thereafter to hold and apply the proceeds thereof as a Security Deposit in accordance with its rights under this Lease.

9.   Tenant Improvements. Tenant Improvements for the Expansion Space and the Improvement Allowance are set forth on, and shall be governed by, Exhibit "D" hereto.

10.   Parking. In addition to the parking rights granted to Tenant in Exhibit "E" of the Lease, Tenant shall also have a non-exclusive right to 3.5 Parking Spaces for every 1,000 square feet of Rentable Area in the Expansion Space (the "Expansion Parking Spaces"). The Expansion Parking Spaces shall be allocated among the Parking Areas as follows: 10% of the Expansion Parking Spaces shall be reserved Parking Spaces in the Parking Garage, 10% of the Expansion Parking Spaces shall be reserved Parking Spaces in the Underground Parking Area and the balance shall be unreserved spaces in the Parking Garage. There will be no charge for the use of the unreserved Parking Spaces. A monthly charge of $50.00 plus applicable taxes per Parking Space shall apply to each of the reserved Parking Spaces in the Parking Garage and a monthly charge of $100.00 plus applicable taxes per Parking Space shall be assessed for each reserved Parking Space in the Underground Parking Area. Tenant will be charged for the reserved Parking Spaces regardless of whether the spaces are utilized. Except as especially set forth in this paragraph, the provisions of Exhibit "E" to the Lease shall be applicable to the Expansion Parking Spaces.

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

11.   Commissions. Landlord and Tenant acknowledge that Cassidy Turley Commercial Services, Inc. has acted on behalf of Landlord in connection with this Amendment and Jones Lang LaSalle has acted on behalf of Tenant (collectively, "Brokers"). Landlord and Tenant agree that the Brokers are the only brokers involved in the procurement, negotiation or execution of this Lease, and that any commissions that may be payable by Landlord shall be paid pursuant to a separate commission agreement. LANDLORD AND TENANT HEREBY INDEMNIFY EACH OTHER FROM THE PAYMENT OF ANY COMMISSIONS OWED TO ANY BROKER WITH RESPECT TO THIS AMENDMENT RESULTING FROM THE ACTS OF SUCH INDEMNIFYING PARTY, BUT NOT OTHERWISE.

12.   No Modification. Except as specifically amended by this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and as said terms and conditions have been modified or amended hereby, same shall be binding upon the parties hereto and their respective successors and assigns. The Original Lease and this Amendment shall be construed as one instrument and any default under the Original Lease shall also be a default under this Amendment and any default under this Amendment shall also be a default under the Original Lease.

13.   No Waiver. Landlord and Tenant expressly acknowledge and agree that nothing herein shall affect, abrogate or waive any rights or obligations of Landlord or Tenant under the Lease."

14.   Governing Law. THE TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

15.   Headings. The section headings hereof are inserted for convenience of reference only and shall in no way alter, amend, define or be used in the construction or interpretation of the text of such section.

16.   Construction. Whenever the context hereof so requires, reference to the singular shall include the plural and likewise, the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. In the event of any conflict between the terms of the Original Lease and this Amendment, this Amendment shall control.

17.   Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

18.   Ratification. Tenant hereby confirms and ratifies that, as of the Effective Date of this Amendment, and the Original Lease, as modified by this Amendment, remains in full force in effect.

END OF TEXT; SIGNATURE PAGES TO FOLLOW

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

Landlord's Notice Address:

Franklin Street Properties

401 Edgewater Place

Suite 201

Wakefield, Massachusetts 01880-6210

Attn: Scott Carter, Esq.

and

Franklin Street Properties

401 Edgewater Place

Suite 201

Wakefield, Massachusetts 01880-6210

Attn: Asset Management

LANDLORD: FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas Limited Partnership By: FSP Property Management LLC, its asset manager By: /s/ John F Donahue Name: John F Donahue Title: Vice President
Tenant's Notice Address: 13737 Noel Road, 15th Floor Dallas, TX 75240 Attention: Pamela Overstreet And 6200 S. Syracuse Way, Suite 200 Greenwood Village, CO 80111 Attention: Legal Department	TENANT: EMCARE, INC., a Delaware Corporation By: /s/ Todd Zimmerman Name: Todd Zimmerman Title: President

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

EXHIBIT "B-1"

13TH FLOOR EXPANSION SPACE

EXHIBIT B-1 – FLOOR PLAN – 13th FLOOR EXPANSION SPACE

EXHIBIT "B-2"

Floor Plan – Temporary space

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EXHIBIT B-2 – FLOOR PLAN – TEMPORARY SPACE

EXHIBIT "D"

TENANT IMPROVEMENTS AGREEMENT

[Expansion Space]

This Tenant Improvements Agreement (herein so called) describes and specifies the rights and obligations of Landlord and Tenant under the Amendment to which this Exhibit "D" is attached, with respect to the design, construction and payment for the completion of the Tenant Improvements for Expansion Space. Performance of the "Work" (as defined below) shall occur after the earlier of the exercise by Tenant of the Option or the expiration of the Option.

1.     Definitions. Any capitalized terms not defined in this Tenant Improvements Agreement shall have the meaning set forth in the Amendment, or if not defined in the Amendment, then the meaning set forth in the Lease. Additionally, as used in this Tenant Improvements Agreement, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:

"Contractor" means the general contractor selected by mutual agreement of Landlord and Tenant to perform the Work, provided, however that Landlord and Tenant hereby approve the following to be the Contractor: Pacific Builders, Inc.; J.F. Jones, Inc. and Balfour Beatty Construction.

"Certificate of Occupancy" means a certificate of occupancy, governmental sign-off or other document, permit or approval (whether conditional, unconditional, temporary or permanent) which must be obtained by Landlord from the appropriate governmental authority as a condition to the lawful initial occupancy by Tenant of the Expansion Space that is the subject of the Work.

"Improvement Allowance" means (i) if the Option is not timely exercised, $34.00 per square foot of Rentable Area in the 13th Floor Expansion Space, and (ii) if the Option is timely exercised, $25.00 per square foot of Rentable Area in the 12th Floor Expansion Space and $31.00 per square foot of Rentable Area in the 13th Floor Expansion Space.

"Plans and Specifications" means the detailed construction documents for the Tenant Improvements referred to in paragraph 5 below.

"Space Plan" means the space plan to be prepared by Tenant in accordance with paragraph 4 below and approved by Landlord and Tenant, and showing the general configuration of the Tenant Improvements for the Expansion Space.

"Substantial Completion" means as to the Expansion Space located on either the 12th Floor or the 13th Floor, as the case may be, (a) the date that a Certificate of Occupancy (and/or all approvals required for the issuance thereof by any entity having jurisdiction over the Tenant Improvement Work) is obtained for the Expansion Space on such Floor, and (b) the Contractor and Tenant's Architect issue a joint certificate to Landlord and Tenant that the Work for such Expansion Space has been substantially completed.

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

"Tenant Delay" means any actual delay in the design and/or construction of the Tenant Improvements to extent caused or contributed to by Tenant, including, without limitation, with respect to the Tenant Improvements, Tenant's failure to timely prepare or approve a space plan for the Tenant Improvements for the Expansion Space, Tenant's failure to timely prepare or approve Plans and Specifications, and any delay from any revisions Tenant proposes to the approved Plans and Specifications. A Tenant Delay excuses Landlord's performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay, but less, in each case, any delay that constitutes a Landlord Delay.

"Tenant's Architect" means HOK, L.P.

"Landlord Delay" means any actual delay in the design and/or construction of the Tenant Improvements to the extent caused or contributed to by Landlord, including, without limitation, with respect to the Tenant Improvements, Landlord's failure to: (i) provide information about the Building or subject Expansion Space within seven (7) days of Tenant's reasonable written request; (ii) provide timely access to the subject Expansion Space or to timely approve a space plan for the Tenant Improvements and/or Plans and Specifications; and (iii) any delay from any revisions Landlord proposes to the approved Plans and Specifications, in all cases, for the subject Expansion Space and in accordance with any specific time frames set forth in this Tenant Improvements Agreement.

"Tenant Improvements" means the initial improvements to the Expansion Space that is more particularly described in the Plans and Specifications.

"Work" means all materials and labor to be added to the existing improvements in an Expansion Space, if any, in order to complete the installation of the Tenant Improvements within each Expansion Space in accordance with the Plans and Specifications for such Expansion Space, including, without limitation, all air balancing and other mechanical adjustments to Building equipment serving the applicable Expansion Space. Tenant acknowledges and agrees that only Building Standard materials may be utilized in the performance of the Work unless otherwise approved by Landlord in writing, such approval not to be unreasonably withheld or delayed.

2.     Space Plan.

A.     Tenant has engaged Tenant's Architect, who is hereby approved by Landlord, as its space planner to prepare Tenant's Space Plan, Plans and Specifications and relating planning services.

B.     On or before November 15, 2012, Tenant will provide Landlord with a space plan (the "Space Plan") for the Tenant Improvements for the that portion of the Expansion Space as to which the Lease will commence on the 2/2013 Commencement Date (and the timing for submittal of the Space Plan for the balance of the Expansion Space, if any, will be as set forth in Exhibit "D" to the Original Lease for the Tenant Improvements for Phase II). The Space Plan must (a) be compatible with the base building (both aesthetically and mechanically, as

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

reasonably determined by Landlord); (b) be adequate, in Landlord's reasonable discretion, for the preparation of Plans and Specifications for the Tenant Improvements; (c) show, in reasonable detail, the layout of walls and doors, room identifications and locations for millwork and appearance of the finishing materials (to the extent available at the point in the design process, otherwise such finish materials shall be included with the Plans and Specifications) to be used in connection with installing the Tenant Improvements; (d) contain such other additional design information, conceptual or otherwise, that is not customarily considered Space Plan information but may be preliminary, schematic or design development concepts to the extent and as available at this time (which may occur by meeting with Landlord to review the Space Plan); (e) contain such preliminary pricing information as is available at the time. All Space Plan drawings must be not less than 1/8" scale. Landlord has provided all information regarding Building Standard materials, systems and capacities prior to the mutual execution and delivery of this Lease. Within seven (7) Business Days after receipt of the Space Plan, Landlord will notify Tenant in writing of its approval or disapproval of such Space Plan and if Landlord disapproves such Space Plan, Landlord's comments and suggestions for modifications to the Space Plan that will make it acceptable to Landlord; provided, however that Landlord's failure to respond within such 7-day period shall be deemed approval of the Space Plan. Landlord and Tenant shall work in good faith to reach agreement on the Space Plan to resolve any disagreements between Landlord and Tenant that are necessary to achieve final approval of such Space Plan.

3.     Plans and Specifications. On or before December 15, 2012, Tenant will cause to prepared and delivered to Landlord Plans and Specifications for the Tenant Improvements (the "Plans and Specifications") that are in conformity with the approved Space Plan for the that portion of the Expansion Space as to which the Lease will commence on the 2/2013 Commencement Date (and the timing for submittal of the Plans and Specifications for the balance of the Expansion Space, if any, will be as set forth in Exhibit "D" to the Original Lease for the Tenant Improvements for Phase II). Tenant acknowledges that the 2/2013 Commencement Date shall not be delayed as a result of the delivery date of the Plans and Specifications which may cause Substantial Completion to occur beyond the 2/2013 Commencement Date. Without limiting those general requirements, the Plans and Specifications must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frame types; (4) ceiling heights; (5) ceiling materials; (6) floor covering materials and locations; (7) all wall finishes; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than Building Standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; (17) millwork elevations and details; (18) specific floor material selections and designations; and (19) specific wall material selections and designations. The Plans and Specifications must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Expansion Space. If Tenant fails to provide Landlord with a Plans and Specifications meeting in accordance with the foregoing requirements by the date set forth above in this section, then such delay is a Tenant Delay until such Plans and Specifications are delivered to Landlord. Landlord will approve or disapprove (specifically describing any reasons for disapproval) the Plans and

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

Specifications in writing within five (5) Business Days after receiving them and agrees that it shall not unreasonably withhold, condition (except as set forth herein) or delay such approval. If Landlord disapproves the Plans and Specifications, Tenant will provide appropriately revised Plans and Specifications to Landlord for approval (or disapproval) within ten (10) days on the same basis as set forth above. After Landlord's approval, the Contractor will submit the Plans and Specifications for permits and construction bids. If Tenant specifies any long lead time items that would delay Substantial Completion of the Tenant Improvements, Landlord will promptly notify Tenant and Tenant will cooperate with Landlord to select a reasonable substitute. Landlord's failure to respond within the subject approval periods shall be deemed to constitute approval of the Space Plans and/or Plans and Specifications, respectively, as submitted. Any Landlord changes must be reasonably specific and accompanied by a statement of the specific reasons for each required change. Landlord may only require changes to the Plans and Specifications that are (a) reasonably necessary to conform the Plans and Specifications to the Space Plans, or (b) are within Landlord's approval rights set forth in Section 7 below. If changes are so required, Landlord and Tenant will cooperate in good faith to agree on the extent and nature of the changes and Tenant's Architect and engineers shall make the required changes within three (3) Business Days after receipt of the notice described in Section 2.B above in the case of the Space Plans and this Section 3 in case of the Plans and Specifications, respectively.

4.     Tenant Improvements. If Tenant timely exercises the Option, Tenant may elect to perform the Work as to the Tenant Improvements on the 12th Floor and the Tenant Improvements on the 13th Floor at the same or different times so long as such Work may reasonably completed on or before the commencement date that is applicable to the Expansion Space on such Floor. The Tenant Improvements will be designed and constructed as described in this Exhibit "D". Tenant and Landlord shall solicit bids for the Tenant Improvements from no less than three (3) but not more than five (5) general contractors as mutually approved by Tenant and Landlord (which may include some or all of the general contractors listed in the definition of "Contractor" above). All subcontracted work (except for fire alarm, sprinkler work, Building automation system(s) connections, Building roof work and work associated with existing warranties) will be competitively bid by a minimum of three (3) qualified subcontractors in each trade of work. Tenant will have the right, but not the obligation, to attend contractor interviews, review or prepare the invitation to bid (with Landlord's reasonable approval), review the bid documents, and be present at the bid opening. Tenant and Landlord will mutually agree on the selection of the Contractor to be the general contractor for the Tenant Improvements. Upon selection of the Contractor, Landlord will enter into a construction contract with the Contractor to perform the Work and making advances to Contractor from the Improvement Allowance (unless Tenant elects to hire its own project manager to manage the construction, as outlined below, and in that case, Tenant will enter into a construction contract with the Contractor to perform the Work and make advances to Contractor. Tenant will submit invoices, check copies and lien releases for reimbursement from Improvement Allowance). Landlord shall not be liable for any defects in the Tenant Improvements, cost overruns by Contractor or delays in the completion of the Tenant Improvements (other than to the extent caused by a Landlord Delay). Tenant will pay all costs of preparing the Space Plans, construction document preparation, negotiation of the construction contract with the Contractor, design, Plans and Specifications as well as all direct and indirect costs Landlord incurs in connection with the design and construction of the Tenant Improvements subject to the application of the Improvement Allowance. Such costs Landlord incurs may include, without limitation, all costs of general conditions, labor, materials, and other

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

construction costs, the fees (on an hourly basis) of Contractor's project manager and site superintendent for the Tenant Improvements, and all costs incurred in connection with obtaining permits for the Tenant Improvements. For all purposes of ownership, including risk of loss thereto, the Tenant Improvements will immediately upon installation be and remain a part of the Building and the property of Landlord (subject to Section 15 (c) of the Lease). Tenant will notify Landlord in writing no later than November 15, 2012, if Tenant elects to have Landlord's construction manager, Hines Interests, manage the construction of the Tenant Improvements; it being understood that Tenant may determine to manage or hire its own project manager for the construction of the Tenant Improvements for the Expansion Space, in which event the fee described below shall be reduced to one percent (1%); and agrees that such construction manager shall receive a fee for such services in an amount equal to three percent (3%) of the hard costs of construction. Such construction management services shall include, without limitation, the following: (a) preparing budgets and advising Tenant on costs and building conditions affecting cost and schedule; (b) reviewing Tenant's plans and specifications for comment and approval; (c) arrange for and attend contractor pre-construction interviews for selection of bidders; (d) in collaboration with Tenant's representative, receive/analyze/summarize contractors bids/proposals and make firm selection recommendation; (e) recommend cost and time saving adjustments to meet budget and schedule objectives, (f) attend weekly construction meetings and arrange for documenting progress; (g) coordinate Building access and operations with that of the Tenant Improvements and Tenant's contractors and vendors; (h) provide regular construction cost updates (construction cost summaries and accounting against the allowance, including final accounting) to Tenant including submitting and processing construction cost change orders to Tenant for approval; (i) arrange for preparation of schedules including regular updates; (j) identify Substantial Completion and provide for the timely identification and completion of punch list items; and (k) arrange for the delivery of close-out documentation including electronic as-built plans, certificate of occupancy, operation and maintenance manuals, warranties, final waivers and release of liens. The Contractor and Tenant shall have (i) the right to use existing communication conduit within and between the floors, (ii) access to the Building telecom risers and pathways (horizontal and vertical), conduits and cabling, (ii) the right to improve elevator lobbies, restrooms and stairwells on those floors of the Building in which the Tenant has leased the entire floor; (iii) the right to purchase and install Tenant's own cosmetic/decorative materials, including, but not limited to, floor coverings, paint and wall coverings; (iv) perform core drilling contemplated by the Plans and Specifications during periods other than Normal Business Hours, (v) where contemplated by the Plans and Specifications, add structural support to increase floor loading; (vi) the right to install Tenant's own security card system for access to the Premises (which security system may be installed in a manner that is compatible with the Building's security system so that Tenant's security card system will provide access to both the Building and the Premises); (vii) the right to secure the Building's stairwells on the floors in which Tenant has leased the entire floor, subject in all events to compliance with the Rules and Regulations and applicable Laws. With the exception of core drilling and excessive noise activities, construction of the Tenant Improvements will be conducted during Normal Business Hours. Access to the Building loading dock and vertical transportation shall be available to Contractor 24/7 at no additional cost. Contractor will coordinate with the Building's property manager to obtain reasonable access to floors contiguous to the Premises for the purpose of installing floor outlets, water lines, taps, drains, etc., to the Premises. Tenant shall also have the option to connect to the existing generator for back up emergency power in the capacity of 100 amps three phase 480 volts. Tenant will have the right, but not the obligation, to review and approve the construction contract with the Contractor, which approval shall not be unreasonably withheld, conditioned or delayed.

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

5.     Improvement Allowance.

A.     If Tenant exercises the Option, Tenant shall have the right, at its option, to allocate the aggregate Improvement Allowance among the Tenant Improvements to be constructed on the 12th Floor and the 13th Floor in any way it desires, but in no event exceeding $36 per square foot of Rentable Space on the 12th Floor or on the 13th Floor. No portion of the Improvement Allowance may be used to pay costs or expenses related to any portion of the Premises other than the Expansion Space.

B.     Landlord will credit an amount, not to exceed the Improvement Allowance, against Tenant's obligation to pay for the design and construction of the Tenant Improvements. Landlord is not obligated to pay or incur any amounts that exceed the Improvement Allowance. If Landlord reasonably estimates that the cost of the Tenant Improvements will exceed the Improvement Allowance, Landlord may require Tenant to deposit fifty percent (50%) such excess with Landlord before Landlord enters into the construction contract with the Contractor or commences the Work and the remaining fifty percent (50%) of such excess upon receipt of the first invoice from the Contractor. In no event will Landlord have any obligation to pay for any costs of the Tenant Improvements in excess of the Improvement Allowance or to perform any work in the Premises that is not expressly contemplated by this Lease.

C.     Tenant shall have the right to apply up to $8.50 per square foot of Rentable Area in the Premises to pay for various soft costs incurred by Tenant in connection with the Tenant Improvements such as, by way of example but not limitation, costs of preparation of the Space Plan and the Plans and Specifications, architectural and MEP fees, and moving costs. In addition, the Improvement Allowance may be applied by Tenant to pay for wiring and cabling costs, security systems, audio visual system, signage, hard construction costs, permitting and construction management fees. Furniture, fixtures and equipment and/or cubicles shall not be paid for with the Improvement Allowance.

D     If Tenant has not submitted all required paperwork and applied all of the Improvement Allowance by December 31, 2014, Tenant shall forfeit the remaining balance and will not have any right to offset or reduce the Base Rental. In no event shall Landlord be obligated to pay any of the Improvement Allowance after December 31, 2014.

6.     Changes to Plans and Specifications. Tenant will immediately notify Landlord if Tenant desires to make any changes to the Tenant Improvements after Tenant has approved the Plans and Specifications. If Landlord approves the revisions, Landlord will notify Tenant of the anticipated additional cost and delay in completing the Tenant Improvements that would be caused by such revisions, provided, however, if any of such changes actually reduces such cost or time, such reduction shall be netted against any increases to cost or delay in time (of any other changes) to determine the extent of any actual net additional cost or delay. Tenant will approve or disapprove of any increased cost and delay within five (5) Business Days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a change order

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

describing the revisions and the anticipated net additional cost and delay, if any. Any net delay relating to a request for revisions or a change order shall be a Tenant Delay. If Landlord reasonably estimates that the change order will cause the cost of the Tenant Improvements to exceed the Improvement Allowance (or if the cost of the Tenant Improvements already exceeds the Improvement Allowance), Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.

7.     Landlord's Approval Rights. Landlord may withhold its approval of any Space Plan, Plans and Specifications, change orders, or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects, or exceeds Tenant's pro rata capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (c) will increase the cost of operation or maintenance of any of the systems of the Property; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a Building Standard item or an item of equal or higher quality (other than any de minimus variations); (f) may detrimentally affect the uniform appearance of the Property; or (g) is reasonably disapproved by Landlord.

8.     Tenant's Representative. Tenant designates Pamela Overstreet as the representative of Tenant having authority to approve the Plans and Specifications, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements.

9.     Tenant Access Prior to Substantial Completion. Landlord will allow Tenant limited access to the Expansion Space where the Work is being performed prior to Substantial Completion to begin installing equipment, fixtures, furniture and cabling and/or to properly coordinate such work with the construction of such Tenant Improvements so long as Tenant gives Landlord reasonable advance written notice of its desire for such access.  Any such access will be subject to Landlord's prior consent in each instance (or as may be reflected in the construction schedule and/or agreed upon at construction meetings), which consent will not be unreasonably withheld but may be conditioned on Tenant's work not interfering with the construction of the Tenant Improvements or Tenant coordinating its access and work with the Contractor. Any such use of the Expansion Space is also subject to, and Tenant must comply with and observe, all applicable Laws, all safety rules and procedures, the Rules and Regulations and all other terms and conditions of this Lease; provided, however, (a) no Rent shall be due in respect of such access and (b) in no event may Tenant conduct business in the Premises during such early access period. Tenant covenants and agrees to exercise its rights of access prior to Substantial Completion provided for in this Section 9 in a manner that will not interfere with, delay or disrupt the Contractor's performance of the Work.

10.     Punch List. Not later than Substantial Completion, Landlord, Tenant and Tenant's Architect will inspect the Premises and develop a "punch list" of any Tenant Improvement items which were either not properly completed or are in need of repair. The Contractor shall be responsible to complete (or repair, as the case may be) the items listed on the punch list with commercially reasonable diligence and speed. If Tenant does not inspect the Premises with

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

Landlord as reasonably requested by Landlord prior to or upon Substantial Completion, Tenant will be deemed to have accepted the Premises as delivered, subject to any punch list items noted by Landlord, all of which punch list items shall be completed as soon as reasonably possible. For the purposes hereof "punch list" items shall mean those which are minor, cosmetic in nature, do not prevent Tenant from occupying the Premises for the operation of its business and can be addressed easily and promptly following Substantial Completion.

11.     Tenant Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements to be performed by Landlord as set forth in the approved Plans and Specifications (including specifically, without limitation, the design and installation of all computer systems, telephone systems, telecommunications systems, removable fixtures, furnishings, and equipment) will be designed, furnished and installed by Tenant at Tenant's sole expense and will not be chargeable against the Improvement Allowance; provided, however, the Tenant Allowance may be applied to contain mechanical, electrical, and plumbing equipment such as the UPS, supplemental HVAC units and all additional power equipment as set forth in the Plans and Specifications as and once approved by Landlord and Tenant. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to perform, inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.

12.     Signs. Subject to Tenant's options under Section 10 of the Lease, Landlord, at Tenant's sole cost and expense, will install and/or provide to Tenant the signage contemplated by Section 10 of the Lease.

13.     Building Services During design, Construction and Move In. Other than for HVAC services during other than Normal Business Hours, Tenant shall not be obligated to pay any charges for the use of Building services including, without limitation, loading dock, parking, freight elevators, electricity, HVAC and water, and Landlord shall provide a reasonable amount of free, unreserved parking spaces in a location to be designated by Landlord for Tenant and Tenant's design and construction related agents including, without limitation, Tenant's Architect and project manager, the Contractor, and subcontractors, in each case, during the design and construction of the Tenant Improvements or during Tenant's move into the Expansion Space.

14.     Liens and Claims. Tenant will keep the Property and the Complex free from any mechanics', materialmen's, designers' or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will upon request record and post notices of non-responsibility or such similar protective notices as Landlord may reasonably request. If any such liens are filed and Tenant, within fifteen (15) days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property and the Complex against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under the Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys' fees and costs). To the fullest

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Related Parties and the Property and the Complex from and against any Claims in any manner relating to or arising out of the Tenant Improvements, any of the Work or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

EXHIBIT "H-1"

RIGHT OF FIRST REFUSAL

Tenant shall have a right of first refusal to lease the remaining vacant space on the twelfth (12th) Floor of the Building (the "ROFR Floor") that is not part of the Expansion Space and after the date that the Option is either timely exercised or lapses as set forth in Section 1 (a) of the First Amendment (if the Option is not timely exercised and lapses, the ROFR will be limited to 16,000 square feet of Rentable Area on the twelfth 12th Floor) on the following terms:

A.     If Landlord receives a bona fide written offer to lease space in the Building that includes space on the ROFR Floor (the space covered by such offer is herein referred to as the "ROFR Space") that Landlord desires to accept, Landlord shall notify Tenant in writing of such offer and the terms thereof (each an "Offer Notice"). If Landlord receives a bona fide written offer to lease space in the Building that exceeds 35,000 square feet of Rentable Area and includes space on the ROFR Floor, then Landlord shall not be required to notify Tenant of such offer.

B.     If Landlord gives Tenant an Offer Notice, Tenant shall have the right to lease the ROFR Space upon the same terms and conditions set forth in the applicable Offer Notice. Tenant shall notify Landlord in writing whether Tenant elects to lease the ROFR Space upon the same terms and conditions set forth in the applicable Offer Notice within seven (7) days after Landlord delivers to Tenant the applicable Offer Notice. If the ROFR Space identified in the Offer Notice includes any space in the Building in addition to space on an ROFR Floor, Tenant must elect to lease the entire ROFR Space and not just the space on the ROFR Floor. If the space identified in the Offer Notice is less than all of the space on a ROFR Floor, Tenant must elect to lease only the space identified in the Offer Notice. If Tenant timely elects to lease the ROFR Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date such ROFR Space is to be included in the Premises, on the same terms contained in the Offer Notice except that (a) the rentable area of the Premises shall be increased by the rentable area in the ROFR Space (and Tenant's Share shall be adjusted accordingly) on the commencement date in the Offer Notice, (b) the Base Rental shall be increased by the amount specified for such space in the applicable Offer Notice commencing on the date payments of rental would commence in the Offer Notice, (c) Tenant shall only be entitled to allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements to the extent set forth in the applicable Offer Notice, and (d) the Base Year for ROFR Space shall be the calendar year in which Tenant commences its occupation or is required to commence its occupation of the ROFR Space. If Tenant fails to timely exercise its right hereunder, then such right shall lapse as to the ROFR Space covered by the applicable Offer Notice, time being of the essence with respect to the exercise thereof, and Landlord may lease the ROFR Space to the third party submitting the applicable offer on the terms set forth in the applicable Offer Notice. If Landlord fails to lease such ROFR Space to such third party on terms that are within ten percent (10%) economically of the terms contained in the Offer Notice within one hundred eighty (180) days after Tenant's receipt of the applicable Offer Notice, Landlord may not lease the same space on the ROFR Space to such third party or another third party without first complying with the requirements of this Paragraph B.

EXHIBIT H-1 – RIGHT OF FIRST REFUSAL

C.     If Tenant timely elects to lease the ROFR Space, Landlord will have the right to review the then current financial condition of Tenant and will have the right to require Tenant to increase the amount of the Security Deposit and terms of the Security Deposit, such amount of increase and terms to be determined in Landlord's sole discretion.

EXHIBIT H-1 – RIGHT OF FIRST REFUSAL

JOINDER, CONSENT AND RATIFICATION OF GUARANTOR

THIS JOINDER, CONSENT AND RATIFICATION OF GUARANTOR (this "Agreement"), dated effective as of October 12, 2012, is executed by EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation ("Guarantor") and made a part of that certain First Amendment to Office Lease Agreement dated of even date herewith (the "Lease Amendment") executed by executed by FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and EMCARE, INC., a Delaware corporation ("Tenant"), to which this Agreement is attached.

Reference is hereby made to that certain Office Lease Agreement dated as of March 15, 2012, executed by Landlord and Tenant (herein called, as modified by the Lease Amendment, the "Lease"). Guarantor guaranteed some or all of the duties and obligations of Tenant arising under the Lease pursuant to that certain Guaranty of Lease dated as of March 15, 2012 (the "Guaranty").

In consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, Guarantor hereby covenants and agrees with Landlord as follows:

1.     Guarantor hereby consents to the execution and delivery by Landlord and Tenant of the Lease Amendment and to the consummation of the transactions contemplated thereby. Guarantor hereby agrees that (i) from and after the date of this Agreement, all references in the Guaranty to the term "Lease" shall mean and refer to the Lease, as modified by the Lease Amendment, (ii) the Guaranty, as so modified, and Guarantor's obligations, covenants, agreements and duties thereunder remain in full force and effect, notwithstanding the execution and delivery of the Lease Amendment and the consummation of the transactions contemplated thereby. Guarantor hereby unconditionally ratifies, reaffirms and confirms the Guaranty, as modified hereby.

2.     By the execution and delivery hereof, Guarantor represents and warrants to Landlord that, as of the date hereof: (a) no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery or performance by Guarantor of this Agreement; and (b) this Agreement has been duly executed, acknowledged and delivered by Guarantor and constitutes the legal and binding obligation of Guarantor.

3.     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be binding upon Guarantor, Landlord and their respective successors and assigns.

IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the date first above written.

GUARANTOR:

EMERGENCY MEDICAL SERVICES CORPORATION,
a Delaware corporation

By:	/s/ Todd Zimmerman
Name:	Todd Zimmerman
Title:	Executive Vice President